Exhibit 99.4

Q32 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of Q32’s financial condition and results of operations should be read together with Q32’s consolidated financial statements and the related notes appearing elsewhere in this Current Report on Form 8-K. This discussion and other parts of this Current Report on Form 8-K contain forward-looking statements that involve risks and uncertainties, such as statements regarding Q32’s plans, objectives, expectations, intentions and projections. Q32’s actual results could differ materially from those described in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this Current Report on Form 8-K.

Overview

Q32 Bio Inc., or Q32, is a clinical stage biotechnology company focused on developing novel biologics to effectively and safely restore healthy immune balance in patients with autoimmune and inflammatory diseases driven by pathological immune dysfunction. To achieve this goal of restoring homeostasis to a dysregulated immune system, Q32 is advancing antibody-based therapeutic candidates designed to target two central pathways of adaptive and innate immunity. The adaptive immune system is largely composed of T- and B-cell mediated cellular and antibody responses: while the innate immune system is a first line of defense employing leukocytes such as monocytes, macrophages, neutrophils, dendritic cells and natural killer cells that are responsible for clearing pathogens and cellular debris, and modulating T- and B-cell function. Q32 believes that targeting these key pathways of immune dysregulation in autoimmune and inflammatory diseases will deliver therapeutics for indications with clear unmet medical need in the near term, while enabling Q32 to build a broad and diverse pipeline in the long term. Q32 has multiple product candidates across a variety of autoimmune and inflammatory diseases with clinical readouts for Q32’s two lead programs expected in 2024 and 2025.

Bempikibart (ADX-914), Q32’s most advanced product candidate, is a fully human anti–interleukin-7 receptor alpha, or IL-7Rα, antagonist monoclonal antibody designed to re-regulate adaptive immune function by blocking signaling mediated by interleukin-7, or IL-7, and thymic stromal lymphopoietin, or TSLP. Bempikibart is being studied in two double-blind, placebo-controlled Phase 2 clinical trials designed to establish proof of clinical concept and evaluate Q32’s selected Phase 2 dose. One trial is evaluating the use of bempikibart for the treatment of atopic dermatitis, or AD, and one is evaluating bempikibart for the treatment of alopecia areata, or AA. Enrollment in both clinical trials remains ongoing and Q32 remains on track to report topline data from both Phase 2 clinical trials in the second half of 2024.

ADX-097, the lead product candidate from Q32’s complement inhibitor platform, is a humanized anti-C3d monoclonal antibody, or mAb, fusion protein. ADX-097 is designed to restore complement regulation – an integral part of the innate immune system – through a tissue targeted mechanism. ADX-097 is designed to inhibit alternative pathway complement activation locally in diseased tissues where complement-mediated pathology is actively manifest. Q32 believes ADX-097 has the potential to drive improved clinical activity and address the limitations of the currently available systemic approaches to complement inhibition, including infection risk and the need for high drug doses and frequent administration, to achieve therapeutic levels of inhibition. Q32 is developing ADX-097 for the treatment of renal and other complement-mediated diseases of high unmet need, including lupus nephritis, or LN, immunoglobulin A, or IgA, nephropathy, or IgAN, complement component 3 glomerulopathy, or C3G, and anti-neutrophil cytoplasmic antibody, or ANCA-associated vasculitis, or AAV. Q32 has completed a Phase 1 clinical trial of ADX-097 in healthy volunteers. Q32 expects to initiate an open-label Phase 2 renal basket program in the first half of 2024, with initial data expected by year-end 2024, and initiate a Phase 2 clinical trial in AAV, with topline data from both the renal basket and AAV trials anticipated in the second half of 2025.

In addition to bempikibart and ADX-097, Q32 is also engaged in additional pipeline efforts to expand therapeutic opportunities within complement mediated diseases.

Recent Developments

Rights to Bempikibart

From August 2022 until November 2023, Q32 was a party to the Collaboration and Option Agreement, or the Horizon Collaboration Agreement, and the Asset Purchase Agreement, or the Purchase Agreement, and together with the Horizon Collaboration Agreement, the Horizon Agreements, each between Q32 and Horizon Therapeutics Ireland DAC, or Horizon, pursuant to which Q32 received $55.0 million in initial consideration and staged development funding for the completion of the two ongoing Phase 2 trials for bempikibart, and Horizon had an option to acquire the bempikibart program at a prespecified price, subject to certain adjustments.

In October 2023, Amgen, Inc., or Amgen, completed the acquisition of Horizon Therapeutics public limited company, or Horizon plc. Following its acquisition of Horizon plc, Q32 agreed with Amgen to mutually terminate the Horizon Agreements and on November 2023, Q32 and Horizon entered into a termination agreement, or the Horizon Termination Agreement, pursuant to which Horizon’s option to acquire the bempikibart program was terminated. As a result, Q32 retained the initial consideration and all development funding received under the Horizon Collaboration Agreement and regained full development and commercial rights to bempikibart. In consideration for the Horizon Termination Agreement, Q32 agreed to pay Horizon regulatory and sales milestones payments of up to an aggregate amount of $75.1 million upon the first achievement of certain regulatory and sales milestones with respect to bempikibart.

These potential payments to Horizon are not in exchange for a distinct good or service and, therefore; the Company accounts for consideration payable to a customer as a reduction of the transaction price under ASC 606. The Company concluded that the $55.0 million of arrangement consideration previously recognized should be fully constrained as a result of the contingent consideration payable to the customer, and accordingly, the amounts previously recognized were reversed in the fourth quarter of 2023 and a refund liability was established for the $55.0 million cash received during the term of the collaboration arrangement. No amounts have been recognized related to the remaining potential payment to Horizon (up to $20.1 million) as it is not probable that the respective milestones will be achieved at this time.

Merger with Homology and Pre-Closing Financing

On November 16, 2023, the Company entered into an Agreement and Plan of Merger and Reorganization (the Merger Agreement) with Homology and Kenobi Merger Sub, Inc., a wholly owned subsidiary of Homology (Merger Sub). The Merger was completed on March 25, 2024. Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company continuing as the surviving company and as a wholly owned subsidiary of Homology (the Merger). Homology changed its name to Q32 Bio, Inc., and the Company which remains as a wholly-owned subsidiary of Q32, changed its name to Q32 Bio Operations Inc. On March 26, 2024, the combined company’s common stock began trading on the Nasdaq Capital Market under the ticker symbol “QTTB”. The business of the Company will continue as the business of the combined company. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. In connection with the Merger Agreement, certain parties entered into a subscription agreement with the Company to purchase shares of the Company’s common stock for an aggregate purchase price of $42.0 million (the Pre-Closing Financing).

On March 25, 2024 (the Closing Date), following approval by the stockholders of the Company and Homology, the Pre-Closing Financing closed immediately prior to the consummation of the Merger. Shares of the Company’s common stock issued pursuant to the Pre-Closing Financing were converted into the right to receive 1,682,045 shares of Homology common stock after taking into account the Reverse Stock Split. On March 25, 2024, in connection with, and prior to the completion of the Merger, Homology effected a one-for-eighteen reverse stock split of its then outstanding common stock. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”) which was March 25, 2024, all issued and outstanding shares of the Company’s common stock (including common stock issued upon the conversion of all the Company’s Series A, Series A-1 and Series B preferred stock, conversion of Q32 convertible notes, but excluding the common stock issued in Pre-Closing Financing) converted into the right to receive 7,017,842 shares of Homology’s common stock calculated in accordance with the exchange ratio at the Effective Time. Lastly, each option to purchase the Company’s shares that was outstanding and unexercised immediately prior to the Effective Time was converted into an option to purchase shares of Homology based on the Exchange Ratio. Immediately following the merger, stockholders of the Company owned approximately 74.4% of the outstanding common stock of the combined company.

The Merger will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (GAAP). For accounting purposes, the Company is the accounting acquirer and Homology is the acquired company based on the terms of the Merger agreement and other factors, including: (i) the Company’s shareholders own a majority of the voting rights in the combined company; (ii) the Company designated a majority (seven of nine) of the initial members of the board of directors of the combined company; (iii) the Company’s executive management team became the management of the combined company; (iv) the pre-combination assets of Homology were primarily cash and cash equivalents, short-term investments, and other non-operating assets (the in-process research and development assets potentially remaining as of the combination are de minimis value); and (v) the combined company was named Q32 Bio, Inc. and is headquartered in the Company’s office in Waltham, Massachusetts. Accordingly, the merger was treated as the equivalent of the Company’s issuing stock to acquire the net assets of Homology. As a result of the merger, the net assets of Homology will be recorded at their acquisition-date fair value in the financial statements of the combined company and the reported operating results prior to the merger will be those of the Company.

At the Effective Time, each person who as of immediately prior to the Effective Time was a stockholder of record of Homology or had the right to receive Homology’s common stock will be entitled to receive a contractual contingent value right (CVR) issued by Homology subject to and in accordance with the terms and conditions of a Contingent Value Rights Agreement between Homology and the rights agent (the CVR Agreement), representing the contractual right to receive cash payments from the combined company upon the receipt of certain proceeds from a disposition of Homology’s pre-merger assets, calculated in accordance with the CVR Agreement.

The combined company currently expects to use the approximately $130.0 million in cash, cash equivalents and marketable securities, which includes the approximately $42.0 million from the Pre-Closing Financing, immediately after completion of the Merger and after deducting estimated transaction expenses as follows:

•

approximately $27.2 million for continued clinical development of bempikibart including approximately $19.0 million in remaining clinical development expenses to fund the program through Phase 2 completion of its ongoing clinical trials and $8.2 million in CMC costs to support advancing the program through its ongoing clinical trials and to enable of advancing clinical development beyond the current Phase 2 trials;

•

approximately $20.2 million for continued development of ADX-097 including approximately $12.2 million to support its planned Phase 2 clinical trials, $3.7 million in CMC related costs to support the ongoing development and $4.4 million in research and other non-clinical ADX-097 related activities;

•	approximately $0.9 million for discovery and other platform-related activities; and

•	the remainder for other general corporate purposes.

The specific allocation of the expected cash, cash equivalents and marketable securities immediately after completion of the Merger towards specific programs will depend on, among other things, results from the combined company’s research and development efforts for each program and the timing and success of its clinical trials. Based on the combined company’s current planned use of the cash, cash equivalents and marketable securities immediately after completion of the Merger and after deducting estimated transaction expenses, such funds are estimated to be sufficient to enable the combined company to fund its operating expenses and capital expenditure requirements to mid-2026. This estimate is based on assumptions that may prove to be wrong, and the combined company could use its expected capital resources sooner than currently anticipated.

The combined company does not expect the proceeds from the completion of the Merger, including the approximately $42.0 million from the Pre-Closing Financing, and Q32’s existing cash, cash equivalents, and marketable securities, will be sufficient for it to advance any of its programs through regulatory approval, and the combined company will need to raise additional capital to complete the development and potential commercialization of any of its programs. The combined company may also use a portion of its cash, cash equivalents, and marketable securities, to acquire, in-license or invest in products, technologies or businesses that are complementary to its business. The amounts and timing of actual expenditures will depend on numerous factors, including the progress of development efforts, operating costs and other factors described under “Risk Factors” in this Current Report on Form 8-K.

The expected use of proceeds represents current intentions based upon present plans and business condition. As of the date of this Current Report on Form 8-K, the combined company cannot predict with complete certainty all of the particular uses for the expected cash available upon the closing of the Merger or the actual amounts that it will spend on the uses set forth above.

Financial Operations Overview

Revenue

Since its inception, Q32 has not generated any revenue from product sales, and management does not expect Q32 to generate any revenue from the sale of products in the foreseeable future.

Q32 entered into the Horizon Agreements on August 12, 2022. Per the terms of the Horizon Collaboration Agreement, Q32 received a total of $55.0 million upon initiation of certain development activities associated with the planned clinical trials and related activities. Prior to its termination, the Purchase Agreement also provided Horizon the option to purchase bempikibart, which would have triggered a prespecified payment to Q32, if exercised. Q32 was also entitled to receive from Horizon additional payments based on the achievement of future development and regulatory milestones as well as royalty payments on annual net sales.

Prior to the termination agreement, Q32 concluded that the arrangement is within the scope of Topic 606. Specifically, Q32 concluded that the research services required to be performed as part of the Horizon Collaboration Agreement represent an output of Q32’s ordinary activities, and this represents a contract with a customer. At the commencement of the collaboration arrangement with Horizon, Q32 identified two performance obligations related to the development activities of bempikibart, one of each of the specified clinical trials in AD and AA, with each composing the services related to the clinical trial and other related development activity. Q32 also identified a material right related to the option for Horizon to purchase bempikibart. The material right was considered a separate performance obligation pursuant to the provisions of Topic 606. Q32 determined the transaction price to be $55.0 million which it allocated to the three performance obligations based on the estimated stand-alone selling price of each performance obligation. Q32 concluded that the consideration allocated to the research service performance obligations should be recognized over time as Horizon received the benefit of the research activities as the activities were performed. Q32 has determined that this method was most appropriate as progress towards completion of research is largely driven by time and effort spent and costs incurred to perform this research. As of December 31, 2022, Q32 had received $32.5 million of the $55.0 million transaction price from Horizon. Q32 recognized $6.7 million of collaboration agreement revenue for the year ended December 31, 2022. As of December 31, 2023, Q32 had received the full $55.0 million, which Q32 retains. The Termination Agreement is accounted for as a modification because it does not result in the addition of distinct goods or services. Since the two performance obligations and the material right are terminated with no further performance obligations aside from the contingent payments to Horizon of up to $75.1 million, Q32 recognized the remaining deferred revenue in the fourth quarter of 2023.

Upon the execution of the Horizon Termination Agreement, Q32 became obligated to pay Horizon up to $75.1 million contingent on regulatory and sales-based milestones or up to $20.1 million in excess of the cash received. These potential payments to the customer are not in exchange for a distinct good or service; therefore, Q32 accounts for consideration payable to a customer as a reduction of the transaction price under ASC 606. Q32 concluded that the $55.0 million of arrangement consideration previously recognized should be fully constrained as a result of the contingent consideration payable to the customer, and accordingly, all amounts previously recognized as revenue were reversed in the fourth quarter of 2023 and a refund liability was established for the $55.0 million cash received during the term of the collaboration agreement. No amounts have been recognized related to the remaining potential payment to Horizon (up to $20.1 million) as it is not probable that the respective milestones will be achieved at this time.

Research and Development

Research and development expenses account for a significant portion of Q32’s operating expenses and consist primarily of external and internal expenses incurred in connection with the discovery and development of its product candidates. External expenses include:

•

expenses incurred in connection with Q32’s research and development activities, including costs related to agreements with third parties such as consultants, contractors and clinical research organizations, or CROs;

•

costs related to contract development and manufacturing organizations, or CDMOs, that are primarily engaged to provide drug substance and product for Q32’s preclinical studies, clinical trials and research and development programs, as well as investigative sites and consultants that conduct Q32’s clinical trials, preclinical studies and other scientific development services;

•	costs related to compliance with quality and regulatory requirements;

•	employee-related expenses, including salaries, benefits, and stock-based compensation expense, for personnel engaged in research and development functions; and

•	facilities-related expenses, depreciation, supplies, travel expenses and other allocated expenses.

Q32 expenses research and development costs as incurred. Costs are recognized based on an evaluation of the progress to completion of specific tasks using information provided to Q32 by its service providers or its estimate of the level of service that has been performed at each reporting date. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and may be reflected in Q32’s consolidated financial statements as prepaid or accrued expenses. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses and expensed as the related goods are delivered or the services are performed or when it is no longer expected that the goods will be delivered or the services rendered.

Q32 does not allocate direct external research and development costs to specific programs or product candidates until there is an internally designated development candidate. Q32 typically uses its employee and infrastructure resources across its product candidates and development programs. Q32 does not allocate personnel costs or other internal costs to research and development programs and product candidates.

Q32 expects that future changes to its research and development expenses will depend significantly on the success of its clinical data. Q32 expects that research and development expenses will increase substantially as Q32 continues to advance its programs into and through clinical development. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. At this time, Q32 cannot accurately estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of any product candidates. A change in the outcome of any number of variables with respect to product candidates Q32 may develop could significantly change the costs and timing associated with the development of that product candidate. Q32 may never succeed in obtaining regulatory approval for any product candidates it may develop. The successful development of any product candidate is highly uncertain. This is due to the numerous risks and uncertainties associated with product development, including the following:

•	the timing and progress of preclinical and clinical development activities;

•	the number and scope of preclinical and clinical programs Q32 decides to pursue;

•	the ability to raise additional funds necessary to complete clinical development of and commercialize of Q32’s product candidates;

•	the successful initiation, enrollment and completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the FDA or any comparable foreign regulatory authority;

•	the receipt and related terms of regulatory approvals from applicable regulatory authorities for any product candidates;

•	the availability of raw materials for use in production of Q32’s product candidates;

•	establishing agreements with third-party manufacturers for supply of product candidate components for Q32’s clinical trials;

•	Q32’s ability to maintain its current research and development programs and to establish new programs;

•	significant and changing government regulations;

•	Q32’s ability to obtain and maintain patents, trade secret protection and regulatory exclusivity, both in the United States and internationally;

•	Q32’s ability to protect its other rights in its intellectual property portfolio;

•	commercializing product candidates, if and when approved, whether alone or in collaboration with others; and

•	obtaining and maintaining third-party insurance coverage and adequate reimbursement for any approved products.

General and Administrative Expenses

General and administrative expenses primarily consist of salaries, bonuses, related benefits, and stock-based compensation expense for personnel in executive, finance, and administrative functions; professional fees for corporate legal and patent matters, consulting, accounting, and audit services; and travel expenses, insurance, technology costs and other allocated expenses. General and administrative expenses also include corporate facility costs, including rent, utilities, depreciation, and maintenance, not otherwise included in research and development expense. Q32 recognizes general and administrative expenses in the periods in which they are incurred. General and administrative expenses are expected to increase as a public company.

Change in Fair Value of Convertible Notes

During 2022, Q32 recognized a liability as a result of the issuance of convertible promissory notes, or the Convertible Notes. Q32 accounts for all Convertible Notes issued under the fair value option election of ASC 825, Financial Instruments (ASC 825). The financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The estimated fair value adjustment is recognized within other income (expense) in the accompanying consolidated statements of operations and the portion of the fair value adjustment attributed to a change in the instrument-specific credit risk is recognized as a component of other comprehensive loss, if any.

The change in fair value of the Convertible Notes is expected to vary period over period, based on changes in the estimated fair value of the equity into which the Convertible Notes will be issued, the pending Merger with Homology, or other future financing, and other factors.

Other income (expense), net

Other income (expense), net consists of interest income primarily earned on money market fund accounts and other short-term investments and interest expense related to Q32’s debt obligations.

Results of Operations

Comparison of the years ended December 31, 2023 and 2022

The following table summarizes Q32’s results of operations for the years ended December 31, 2023 and 2022:

	Years Ended December 31,
	2023	2022	Change
	(in thousands)
Collaboration arrangement revenue	$(6,651)	$6,651	$(13,302)
Operating expenses:
Research and development	31,729	35,814	(4,085)
General and administrative	9,875	10,062	(187)

Total operating expense	41,604	45,876	(4,272)

Loss from operations	(48,255)	(39,225)	(9,030)
Change in fair value of convertible notes	(6,193)	(2,402)	(3,791)
Other income (expense), net	1,023	(1,120)	2,143

Loss before provision for income taxes	(53,425)	(42,747)	(10,678)
Provision for income taxes	(318)	(62)	(256)

Net loss	$(53,743)	$(42,809)	$(10,934)

Collaboration Arrangement Revenue

Q32 recognized negative $6.7 million of collaboration arrangement revenue for the year ended December 31, 2023 compared to $6.7 million for the year ended December 31, 2022. Upon initiation of the Horizon Termination Agreement and pursuant to ASC 606, all previously recognized amounts in 2022 were reversed in 2023. See further discussion under Revenue above.

Research and Development Expenses

The following table summarizes Q32’s research and development expenses for the years ended December 31, 2023 and 2022:

	Years Ended December 31,
	2023	2022	Change
	(in thousands)
Direct research and development expense by program:
ADX-097	$7,185	$10,109	$(2,924)
Bempikibart	11,722	11,892	(170)
Discovery and other	894	1,270	(376)
Unallocated expenses:
Personnel-related and consulting (including stock-based compensation)	9,629	9,990	(361)
Indirect research and development expense	2,299	2,553	(254)

Total research and development expenses	$31,729	$35,814	$(4,085)

Research and development expenses were $31.7 million for the year December 31, 2023, compared to $35.8 million for the year ended December 31, 2022. Expenses related to Q32’s ADX-097 program decreased as the program was winding down, specifically CMC redevelopment costs decreased by $1.3 million, toxicology and other activities by $0.8 million, and Phase 1 clinical study costs by $0.8 million when compared to the previous year. Expenses related to Q32’s bempikibart program decreased due to a reduction in toxicology cost of $2.2 million as the program substantially completed its six-month toxicology study in fiscal year 2022 and a reduction in regulatory costs of $0.3 million offset by an increase of $2.3 million in clinical spend. Q32 completed its Phase 1 clinical trial in the first half of 2022 and subsequently incurred start-up costs related to two planned Phase 2 trials, the first of which was initiated in October 2022, and the second in September 2023, which expenses increased as the Phase 2 trial advanced throughout 2023. Discovery and Other decreased $0.4 million due to the company focusing resources on moving the programs into the clinic.

The decrease in personnel-related and consultant costs were primarily related to a decrease in headcount and use of consultants. Personnel-related and consultant costs for the years ended December 31, 2023 and 2022 included stock-based compensation expense of $0.5 million and $0.4 million, respectively. The decrease in indirect research and development costs related to facility and other costs primarily associated with Q32 incurring additional facility and start-up costs associated with moving into a new office and lab facility during 2022.

General and Administrative Expenses

General and administrative expenses were $9.9 million for the year ended December 31, 2023, compared to $10.1 million for the year ended December 31, 2022. The decrease is due to lower recruiting costs and market research studies.

Change in Fair Value of Convertible Notes

Change in the fair value of the convertible notes was $6.2 million for the year ended December 31, 2023, compared to $2.4 million for the year ended December 31, 2022.

Other Income (Expense), Net

Other income (expense), net was $1.0 million for the year ended December 31, 2023, compared to an expense of $(1.1 million) for the year ended December 31, 2022. Other income (expense), net for the year ended December 31, 2023 is made up primarily of interest expense on Q32’s venture debt of $0.5 million offset by interest income of $1.2 million. The increase in other income (expense), net is due to a higher average cash balance resulting in higher interest income in addition to higher yields for the year ended December 31, 2023.

Income taxes

Provision for income taxes was $0.3 million for the year ended December 31, 2023 compared to $62 thousand for the year ended December 31, 2022.

Since inception, Q32 has not recorded any U.S. federal or state income tax benefits for the net losses it has incurred in each year or for its earned research and development tax credits, due to its uncertainty of realizing a benefit from those items. As of December 31, 2023, Q32 had no gross unrecognized tax benefits. During 2022, it amended its prior year tax filings and settled an unrecognized tax benefit recorded in the prior year and primarily driven by transfer pricing reimbursement from the U.S. to Australia including interest and penalties which explains the year-over-year decrease in income tax expenses.

Liquidity and Capital Resources

Sources of Liquidity

Since its inception, Q32 has incurred significant operating losses and negative cash flows from operations. Q32 has not yet commercialized any of its product candidates, which are in various phases of preclinical and clinical development, and it does not expect to generate revenue from sales of any products for several years, if at all. To date, Q32 has funded its operations primarily from proceeds from the sales of its convertible preferred stock, convertible notes, venture debt, and proceeds from the Horizon Collaboration Agreement. From inception through December 31, 2023, Q32 raised $111.4 million in aggregate cash proceeds, net of issuance costs, from the sales of its Series A convertible preferred stock, Series A1 convertible preferred stock and Series B convertible preferred stock and received payments of $55.0 million in connection with its collaboration agreement with Horizon. Q32 also received $30.0 million from the sales of convertible notes and $5.5 million from its venture debt. As of December 31, 2023, Q32 had cash and cash equivalents of $25.6 million.

Going Concern

Q32 has incurred significant operating losses since inception and, as of December 31, 2023, had an accumulated deficit of $187.1 million. Q32 expects negative cash flows from operations and net losses for the foreseeable future as it continues to invest significantly in research and development of its product candidates and platform. Q32 has not yet commercialized any product and does not expect to generate revenue from sales of any products for several years, if at all.

As of December 31, 2023, the Company had cash and cash equivalents of $25.6 million. The Company expects that its cash and cash equivalents as of December 31, 2023, together with the proceeds from the issuance of additional shares of common stock in the Pre-Closing Financing for aggregate proceeds of $42.0 million and Homology’s net cash and cash equivalents of $61.3 million on the closing date should be sufficient to fund its operations through mid-2026. Management based its projections of operating capital requirements on Q32’s current operating plan, which includes several assumptions that may prove to be incorrect, and Q32 may use all of its available capital resources sooner than management expects. Q32 expects to seek to raise additional capital through private or public equity or debt financings, loans or other capital sources, which could include collaborations, partnerships or other marketing, distribution, licensing or other strategic arrangements with third parties, or from grants, and may be required to seek additional capital sooner than planned. However, there can be no assurances that Q32 will be able to raise additional capital from these sources on favorable terms, or at all.

Cash Flows

The following table summarizes the Q32’s cash flows for the periods indicated:

	Years Ended December 31,
	2023	2022
	(in thousands)
Net cash used in operating activities	$(18,677)	$(10,957)
Net cash used in investing activities	(5)	(2,466)
Net cash flows provided by financing activities	406	30,069

Increase/(decrease) in cash, cash equivalents and restricted cash	$(18,276)	$16,646

Operating Activities

Q32’s cash flows from operating activities are greatly influenced by Q32’s use of cash for operating expenses and working capital requirements to support Q32’s business. Q32 has historically experienced negative cash flows from operating activities as Q32 invested in developing clinical programs, drug discovery efforts and related infrastructure.

For the year ended December 31, 2023, net cash used in operating activities of $18.7 million was primarily due to a net loss of $53.7 million partially offset by a change in net operating assets and liabilities of $26.3 million and net non-cash operating expenses of $8.7 million. The change in net operating assets and liabilities was primary attributable to an increase in a contingent liability, accounts payables, accrued expenses and other current liabilities, prepaid expenses and other current assets and other non-current assets of $52.6 million, partially offset by a decrease in deferred revenue and operating lease liability of $26.3 million. The non-cash operating expenses consisted of a $6.2 million change in fair value of convertible notes, stock-based compensation expense of $1.4 million, non-cash lease expenses of $0.5 million, and depreciation and amortization of $0.6 million.

During the year ended December 31, 2022, net cash used in operating activities of $11.0 million consisted of a net loss of $42.8 million, partially offset by a change in net operating assets and liabilities of $26.9 million and net non-cash operating expenses of $4.9 million. The change in net operating assets and liabilities was primarily attributable to an increase in prepaid expenses, accrued expenses and deferred revenue of $ 28.4 million, partially offset by a decrease in other current assets, accounts payable and operating lease liability of $1.5 million. The non-cash operating expenses consisted mainly of a $2.4 million change in fair value of convertible notes, stock-based compensation expense of $1.2 million, non-cash lease expenses of $0.8 million and depreciation and amortization expense of $0.5 million.

Investing Activities

For the years ended December 31, 2023 and 2022, net cash used in investing activities consisted of purchases for property and equipment.

Financing Activities

For the year ended December 31, 2023, net cash provided by financing activities consisted of $5.5 million of proceeds from the borrowings under a new loan and security agreement and $106 thousand of proceeds from the exercise of common stock options offset by payments of $5.2 million associated with the repayment of Q32’s initial loan and security agreement.

For the year ended December 31, 2022, net cash provided by financing activities consisted of $30.0 million of proceeds from the issuance of Q32’s convertible notes and $69 thousand of proceeds from the exercise of common stock options.

Pre-Closing Financing

In connection with the Merger Agreement, certain third parties have entered into the Q32 Pre-Closing Financing as described above under “—Recent Developments—Merger with Homology and the Pre-Closing Financing.” On March 25, 2024 (the Closing Date), following approval by the stockholders of the Company and Homology, the Pre-Closing Financing closed immediately prior to the consummation of the Merger. Shares of the Company’s common stock issued pursuant to the Pre-Closing Financing were converted into the right to receive 1,682,045 shares of Homology common stock after taking into account the Reverse Stock Split.

Future Funding Requirements

Management expects Q32’s expenses to increase substantially in connection with its ongoing research and development activities, particularly as it advances the preclinical activities and clinical trials of its product candidates. In addition, upon the completion of the Merger, Q32 expects to incur additional costs associated with operating as a public company.

Because of the numerous risks and uncertainties associated with research, development and commercialization of product candidates, Q32 is unable to estimate the exact amount and timing of its capital requirements. Q32’s future funding requirements will depend on many factors, including:

•	the scope, timing, progress, results, and costs of researching and developing bempikibart and ADX-097, and conducting larger and later-stage clinical trials;

•	the scope, timing, progress, results, and costs of researching and developing other product candidates that Q32 may pursue;

•	the costs, timing, and outcome of regulatory review of Q32’s product candidates;

•	the costs of future activities, including product sales, medical affairs, marketing, manufacturing, and distribution, for any of Q32’s product candidates for which it receives marketing approval;

•	the costs of manufacturing commercial-grade products and sufficient inventory to support commercial launch;

•	the revenue, if any, received from commercial sale of Q32’s products, should any of product candidates receive marketing approval;

•	the cost and timing of attracting, hiring, and retaining skilled personnel to support Q32’s operations and continued growth;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing Q32’s intellectual property rights and defending intellectual property-related claims;

•

Q32’s ability to establish, maintain, and derive value from collaborations, partnerships or other marketing, distribution, licensing, or other strategic arrangements with third parties on favorable terms, if at all;

•	the extent to which Q32 acquires or in-licenses other product candidates and technologies, if any; and

•	the costs associated with operating as a public company.

A change in the outcome of any of these or other factors with respect to the development of any of Q32’s product candidates could significantly change the costs and timing associated with the development of that product candidate. Furthermore, Q32’s operating plans may change in the future, and Q32 may need additional capital to meet the capital requirements associated with such operating plans.

Q32 believes that, based on its current operating plan, the net proceeds of the Q32 Pre-Closing Financing, together with the combined company’s cash and cash equivalents will enable Q32 to fund its operating expenses and capital expenditure requirements into mid-2026. Management based its projections of operating capital requirements on Q32’s current operating plan, which includes several assumptions that may prove to be incorrect, and Q32 may use all of its available capital resources sooner than management expects.

To complete the development of Q32’s product candidates and to build the sales, marketing and distribution infrastructure that management believes will be necessary to commercialize product candidates, if approved, Q32 will require substantial additional capital. Accordingly, until such time that Q32 can generate a sufficient revenue from product sales or other sources, if ever, management expects to seek to raise any necessary additional capital through private or public equity or debt financings, loans or other capital sources, which could include income from collaborations, partnerships or other marketing, distribution, licensing or other strategic arrangements with third parties, or from grants. To the extent that Q32 raises additional capital through equity financings or convertible debt securities, the ownership interest of its stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting Q32 ability to take specific actions, including restricting its operations and limiting its ability to incur liens, issue additional debt, pay dividends, repurchase its own common stock, make certain investments or engage in merger, consolidation, licensing, or asset sale transactions. If Q32 raises capital through collaborations, partnerships, and other similar arrangements with third parties, it may be required to grant rights to develop and market product candidates that Q32 would otherwise prefer to develop and market themselves. Q32 may be unable to raise additional capital from these sources on favorable terms, or at all. Q32’s ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from recent bank failures. The failure to obtain sufficient capital on acceptable terms when needed could have a material adverse effect on Q32’s business, results of operations or financial condition, including requiring Q32 to delay, reduce or curtail its research, product development or future commercialization efforts. Q32 may also be required to license rights to product candidates at an earlier stage of development or on less favorable terms than Q32 would otherwise choose. Management cannot provide assurance that Q32 will ever generate positive cash flow from operating activities.

Contractual Obligations and Commitments

Lease Obligations

Q32 leases space under an operating lease for administrative offices and lab space in Waltham, Massachusetts, which expires in December 2031.

The following table summarizes Q32’s contractual obligations and commitments as of December 31, 2023 (in thousands):

	Payments Due by Period
	Total	1 to 3 years	3 to 5 years	More than 5 years
Operating lease obligation	$9,150	$3,181	$3,475	$2,494

Q32 has agreements with certain vendors for various services, including services related to preclinical and clinical operations and support, for which Q32 is not contractually able to terminate for convenience and avoid any and all future obligations to the vendors. Q32’s most significant contracts relate to agreements with CROs for clinical trials and preclinical studies and CDMOs, which Q32 enters into in the normal course of business. Certain agreements provide for termination rights subject to termination fees or wind down costs. Under such agreements, Q32 is contractually obligated to make certain payments to vendors to reimburse them for their unrecoverable outlays incurred prior to cancellation. The exact amounts of such obligations are dependent on the timing of termination and the exact terms of the relevant agreement and cannot be reasonably estimated. Q32 does not include these payments in the table above as they are not fixed and estimable.

In addition, Q32 enters into standard indemnification agreements and/or indemnification sections in other agreements in the ordinary course of business. Pursuant to these agreements, Q32 agrees to indemnify, hold harmless and reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally its business partners. The term of these indemnification agreements is generally perpetual upon execution of the agreement. The maximum potential amount of future payments Q32 could be required to make under these indemnification agreements cannot be reasonably estimated and therefore is not included in the table above.

Collaboration and License Agreements

ADX-097—License Agreement – The Regents of the University of Colorado

In August 2017, Q32 entered into an exclusive license agreement, as amended in February 2018, September 2018, and April 2019, or the Colorado License Agreement, with The Regents of the University of Colorado, or Colorado, pursuant to which Q32 obtained worldwide, royalty-bearing, sublicensable licenses under certain patents and know-how owned by Colorado and Medical University of South Carolina, or MUSC, relating to the research, development and commercialization of ADX-097. The licenses granted to Q32 are exclusive with respect to certain patent families and know-how and non-exclusive with certain other patent families and know-how. The licenses granted to Q32 are also subject to certain customary retained rights of Colorado and MUSC and rights of the United States government owing to federal funding giving rise to inventions covered by the licensed patents. Q32 agreed to use commercially reasonable efforts to develop, manufacture and commercialize ADX-097, including by using commercially reasonable efforts to achieve specified development and regulatory milestones by specified dates.

In addition, Q32 agreed to pay Colorado (i) development and sales milestone payments in an aggregate amount of up to $2.2 million per licensed product for the first three products, (ii) tiered royalty rates on cumulative net sales of licensed products in the low single digit percentages, (iii) 15% of sublicense income and (iv) ongoing fees associated with the prosecution, maintenance, or filing of the licensed patents. Q32’s obligation to pay royalties to Colorado commences, on a licensed product-by-licensed product and country-by-country basis, from the first commercial sale of a licensed product in any country and expires on the later of (i) the last to expire valid claim within the licensed patents covering such licensed product in such country, and (ii) 20 years following the effective date of the Colorado License Agreement, or April 2037, or the Royalty Term.

Unless earlier terminated by either party pursuant to its terms, the Colorado License Agreement will expire upon the expiration of the Royalty Term in all countries. Q32 may terminate the Colorado License Agreement for convenience upon providing prior written notice to Colorado. Colorado may terminate the Colorado License Agreement or convert Q32’s exclusive license to a non-exclusive license if Q32 breaches certain obligations under the Colorado License Agreement and fails to cure such breach. The Colorado License Agreement will terminate automatically upon Q32’s dissolution, insolvency, or bankruptcy. Q32 has the right to terminate the agreement for any reason upon written notice, and therefore, this agreement has not been included in the discussion above.

Bempikibart—License Agreement – Bristol-Myers Squibb Company

In September 2019, Q32 entered into a license agreement, as amended in August 2021 and July 2022, or the BMS License Agreement, with Bristol-Myers Squibb Company, or BMS, pursuant to which Q32 obtained sublicensable licenses from BMS to research, develop and commercialize licensed products, including bempikibart, for any and all uses worldwide. The licenses granted to Q32 are exclusive with respect to BMS’s patent rights and know-how relating to certain antibody fragments (including certain fragments of bempikibart) and non-exclusive with respect to BMS’s patent rights and know-how relating to the composition of matter and use of a specific region of bempikibart. BMS retained the right for it and its affiliates to use the exclusively licensed patents and know-how for internal, preclinical research purposes. Under the BMS License Agreement, Q32 is prohibited from engaging in certain clinical development or commercialization of any antibody other than a licensed compound with the same mechanism of action until the earlier of the expiration of Q32’s obligation to pay BMS royalties or September 2029.

In consideration for the license, Q32 made an upfront payment to BMS of $8 million, issued 6,628,788 Series A preferred shares to BMS and agreed to use commercially reasonable efforts to develop and commercialize at least one licensed product in key geographic markets. In addition, Q32 agreed to pay BMS (i) development and regulatory milestone payments in aggregate amounts ranging from $32 million to $49 million per indication for the first three indications and commercial milestone payments in an aggregate amount of up to $215 million on net sales of licensed products, (ii) tiered royalties ranging from rates in the mid-single digit percentages to up to 10% of net sales, with increasing rates depending on the cumulative net sales, (iii) up to 60% of sublicense income, which percentage decreases based on the development stage of bempikibart at the time of the sublicensing event, and (iv) ongoing fees associated with the prosecution, maintenance, or filing of the licensed patents.

Q32’s obligation to pay BMS royalties under subsection (ii) above commences, on a licensed product-by-licensed product and country-by-country basis, on the first commercial sale of a licensed product in a country and expires on the later of (x) 12 years from the first commercial sale of such Licensed Product in such country, (y) the last to expire licensed patent right covering bempikibart or such licensed product in such country, and (z) the expiration or regulatory or marketing exclusivity for such licensed product in such country, or the Royalty Term). If Q32 undergoes a change of control prior to certain specified phase of development, the development and milestone payments are subject to increase by a low double digit percentage and the royalty rates are subject to increase by a low sub-single digit percentage.

Unless terminated earlier by either party pursuant to its terms, the BMS License Agreement will expire on a country-by-country and licensed product-by-licensed product basis upon the expiration of the last to expire Royalty Term with respect to such licensed product in such country. Either party may terminate the BMS License Agreement for the other party’s material breach, subject to a specified notice and cure period. BMS may terminate the BMS License Agreement if Q32 fails to meet its diligence obligations under the BMS License Agreement, for Q32’s insolvency, or if Q32 or its affiliates challenges the validity, scope, enforceability, or patentability of any of the licensed patents. Q32 may terminate the BMS License Agreement for any reason upon prior written notice to BMS, with a longer notice period if a licensed product has received regulatory approval. If the BMS Agreement is terminated for Q32’s material breach, BMS will regain rights to bempikibart and Q32 must grant BMS an exclusive license under Q32’s patent rights covering bempikibart, subject to a low single digit percentage royalty on net sales of bempikibart payable to Q32 by BMS. Q32 has the right to terminate the agreement for any reason upon written notice, and therefore, this agreement has not been included in the discussion above.

Bempikibart – Collaboration and Option Agreement, Asset Purchase Agreement and Termination Agreement – Horizon Therapeutics Ireland DAC)

From August 2022 until November 2023, Q32 was a party to the Collaboration and Option Agreement, or the Horizon Collaboration Agreement, and the Asset Purchase Agreement, or the Purchase Agreement, and together with the Horizon Collaboration Agreement, the Horizon Agreements, each with Horizon, pursuant to which Q32 received $55.0 million in initial consideration and staged development funding to complete two ongoing Phase 2 trials for bempikibart, and granted Horizon an option to acquire the bempikibart program at a prespecified price, subject to certain adjustments.

In October 2023, Amgen completed the acquisition of Horizon plc. Following its acquisition of Horizon plc, Q32 agreed with Amgen to mutually terminate the Horizon Agreements and in November 2023, Q32 and Horizon entered into a termination agreement, or the Horizon Termination Agreement, pursuant to which Horizon’s option to acquire the bempikibart program was terminated. As a result, Q32 retained all initial consideration and development funding received under the Horizon Collaboration Agreement and regained full development and commercial rights to bempikibart. In consideration for the Horizon Termination Agreement, Q32 agreed to pay Horizon regulatory and sales milestones payments of up to an aggregate amount of $75.1 million upon the first achievement of certain regulatory and sales milestones with respect to bempikibart.

Critical Accounting Policies and Significant Judgments and Estimates

Management’s discussion and analysis of its financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported expenses incurred during the reporting periods. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these consolidated financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. Actual results could materially differ from those estimates.

While Q32’s significant accounting policies are described in more detail in the notes to its consolidated financial statements appearing elsewhere in this current Report on Form 8-K, management believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of Q32’s consolidated financial statements.

Revenue Recognition

Under ASC Topic 606, Revenue from Contracts with Customers (Topic 606), an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Q32 only applies the five-step model to contracts when it is probable that the entity will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the customer.

Once a contract is determined to be within the scope of Topic 606, Q32 assesses the goods or services promised within each contract and determines those that are performance obligations.

Arrangements that include rights to additional goods or services that are exercisable at a customer’s discretion are generally considered options. Q32 assesses if these options provide a material right to the customer and if so, they are considered performance obligations. The identification of material rights requires judgments related to the determination of the value of the underlying good or service relative to the option exercise price. The exercise of a material right is accounted for as a contract modification for accounting purposes.

Q32 assesses whether each promised good or service is distinct for the purpose of identifying the performance obligations in the contract. This assessment involves subjective determinations and requires management to make judgments about the individual promised goods or services and whether such are separable from the other aspects of the contractual relationship. Promised goods and services are considered distinct provided that: (i) the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (that is, the good or service is capable of being distinct) and (ii) the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (that is, the promise to transfer the good or service is distinct within the context of the contract). In assessing whether a promised good or service is distinct, Q32 considers factors such as the license terms, the research, manufacturing and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. Q32 also considers the intended benefit of the contract in assessing whether a promised good or service is separately identifiable from other promises in the contract. If a promised good or service is not distinct, an entity is required to combine that good or service with other promised goods or services until it identifies a bundle of goods or services that is distinct.

The transaction price is determined and allocated to the identified performance obligations in proportion to their stand-alone selling prices (SSP) on a relative SSP basis. SSP is determined at contract inception and is not updated to reflect changes between contract inception and when the performance obligations are satisfied. Determining the SSP for performance obligations requires significant judgment. In developing the SSP for a performance obligation, Q32 considers applicable market conditions and relevant entity-specific factors, including factors that were contemplated in negotiating the agreement with the customer and estimated costs. Q32 validates the SSP for performance obligations by evaluating whether changes in the key assumptions used to determine the SSP will have a significant effect on the allocation of arrangement consideration between multiple performance obligations.

If the consideration promised in a contract includes a variable amount, Q32 estimates the amount of consideration to which it will be entitled in exchange for transferring the promised goods or services to a customer. Q32 determines the amount of variable consideration by using the expected value method or the most likely amount method. The amount of variable consideration included in the transaction price is constrained to the amount for which it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty related to the variable consideration is resolved. At the end of each subsequent reporting period, Q32 re-evaluates the estimated variable consideration included in the transaction price and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis in the period of adjustment.

If an arrangement includes development and regulatory milestone payments, Q32 evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within Q32’s control or the licensee’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received.

For arrangements with licenses of intellectual property that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, Q32 recognizes royalty revenue and sales-based milestones at the later of (i) when the related sales occur, or (ii) when the performance obligation to which the royalty has been allocated has been satisfied.

In determining the transaction price, Q32 adjusts consideration for the effects of the time value of money if the timing of payments provides Q32 with a significant benefit of financing. Q32 does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the licensees and the transfer of the promised goods or services to the licensees will be one year or less.

Q32 recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) each performance obligation is satisfied, either at a point in time or over time, and if over time recognition is based on the use of an output or input method.

Research and Development Expenses and Related Accrued and Prepaid Expenses

Research and development costs are expensed as incurred. Research and development expenses are comprised of costs incurred in performing research and development activities, including salaries, stock-based compensation and benefits, costs for clinical research organizations, manufacturing expenses and costs of other outside vendors and other outsourced activities; laboratory supplies; technology licenses, software and other information technology support; facilities and depreciation.

Upfront payments and milestone payments made for the licensing of technology are expensed as research and development expenses in the period in which they are incurred. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.

As part of the process of preparing Q32’s consolidated financial statements, management is required to estimate its accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with its personnel to identify services that have been performed on its behalf and estimating the level of service performed and the associated costs incurred for the services when Q32 has not yet been invoiced or otherwise notified of the actual costs. The majority of its service providers invoice Q32 in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advanced payments. Management makes estimates of its prepaid and accrued expenses as of each balance sheet date in its financial statements based on facts and circumstances known to Q32 at that time. Management periodically confirms the accuracy of the estimates with the service providers and make adjustments if necessary. Examples of estimated prepaid and accrued research and development expenses include fees paid to:

•	CROs and investigative sites in connection with performing research services, preclinical studies and clinical trials;

•	vendors, including research laboratories, in connection with preclinical and clinical development activities; and

•	vendors, including CDMOs, related to product manufacturing, development and distribution of preclinical studies and clinical trial materials.

Management bases the expense recorded related to contract research and manufacturing on its estimates of the services received and efforts expended pursuant to quotes and contracts with multiple CDMOs and CROs that supply materials and conduct services. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to its vendors will exceed the level of services provided and result in a prepayment of the expense. In accruing service fees, management estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, management adjusts the accrual or prepaid expense accordingly. Although Q32 does not expect its estimates to be materially different from amounts actually incurred, its understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period.

Convertible Notes

Q32 accounts for all Convertible Notes issued under the fair value option election of ASC 825, Financial Instruments (ASC 825). The financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The estimated fair value adjustment is recognized within other income (expense) in the accompanying consolidated statements of operations and the portion of the fair value adjustment attributed to a change in the instrument-specific credit risk is recognized as a component of other comprehensive loss, if any. The fair value is based on significant inputs not observable in the market, namely potential financing scenarios, the likelihood of such scenarios, the expected time for each scenario to occur, and the required market rates of return utilized in modeling these scenarios. Q32 recorded $6.2 million and $2.4 million loss related to the change in fair value of the Convertible Notes for the years ended December 31, 2023 and 2022, respectively.

Stock-Based Compensation Expense

Q32 accounts for stock-based awards in accordance with ASC Topic 718, Compensation – Stock Compensation (ASC 718). ASC 718 requires all stock-based awards issued to employees and members of Q32’s board of directors (the “Board”) for their services to be recognized as expense in the statements of operations based on their grant date fair values. Q32 uses the value of its common stock to determine the fair value of its stock-based awards. For stock options and time-based restricted stock awards, Q32 expenses the fair value of the awards on a straight-line basis over each award’s service period, which is generally the period in which the related services are received. For performance-based stock awards, Q32 uses the accelerated attribution method to expense the awards over the implicit service period based on the probability of achieving the performance conditions. Q32 accounts for stock-based awards to non-employees consistently with the accounting for awards to employees and measures stock-based awards granted to non-employees based on their grant date fair value and recognizes the resulting value as stock-based compensation expense during the period the related services are rendered. Q32 accounts for forfeitures as they occur.

Fair Value of Stock-Based Awards

Q32 determines the fair value of restricted stock awards in reference to the fair value of its common stock less any applicable purchase price. Management estimates the fair value of Q32’s stock options granted with service-based conditions using the Black-Scholes option pricing model, which requires inputs of subjective assumptions, including: (i) the expected volatility of our common stock, (ii) the expected term of the award, (iii) the risk-free interest rate, (iv) expected dividends and (v) the fair value of its common stock. Due to the lack of a public market for the trading of our common stock and a lack of company-specific historical and implied volatility data, management bases the estimate of expected volatility on the historical volatilities of a representative group of publicly traded guideline companies. For these analyses, it selects companies with comparable characteristics and with historical share price information that approximates the expected term of the stock-based awards. Management computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period that approximates the calculated expected term of its stock options. Management will continue to apply this method until a sufficient amount of historical information regarding the volatility of its own stock price becomes available. Q32 estimates the expected term of its stock options granted to employees and directors using the simplified method, whereby the expected term equals the average of the vesting term and the original contractual term of the option. It utilizes this method as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The expected dividend yield is assumed to be zero as Q32 has no current plans to pay any dividends on common stock. Q32 has elected to use the expected term for stock options granted to non-employees, using the simplified method, as the basis for the expected term assumption. However, Q32 may elect to use either the contractual term or the expected term for stock options granted to non-employees on an award-by-award basis.

Determination of the Fair Value of Common Stock

Given the absence of an active market for its common stock, the fair values of the shares of common stock underlying Q32’s stock-based awards were determined on each grant date by the Board with input from management, considering its most recently available third-party valuations of its common stock and the Board’s assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the grant date. Historically, these independent third-party valuations of its equity instruments were performed contemporaneously with identified value inflection points. The third-party valuations were prepared in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, or the Practice Aid. The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date.

In addition to considering the results of these third-party valuations, the Board considered various objective and subjective factors to determine the fair value of Q32’s equity instruments as of each grant date, which may be later than the most recently available third-party valuation date, including:

•	the lack of liquidity of its equity as a private company;

•

the prices of its convertible preferred stock sold to outside investors in arm’s length transactions and the rights, preferences and privileges of its convertible preferred stock as compared to those of its common stock, including the liquidation preferences of its convertible preferred stock;

•	the progress of its research and development efforts, including the status of preclinical studies and clinical trials for its product candidates;

•	its stage of development and business strategy and the material risks related to its business and industry;

•	the achievement of enterprise milestones, including entering into strategic collaborative and license agreements;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

•	any external market conditions affecting the biotechnology industry and trends within the biotechnology industry;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of Q32, given prevailing market conditions; and

•	the analysis of initial public offerings and the market performance of similar companies in the biotechnology industry.

For financial statement purposes, management performed common stock valuations at various dates, which resulted in valuation of its common stock of $0.90 per share as of December 31, 2023, $0.82 per share as of October 27, 2023, $0.81 per share as of September 15, 2023, $0.36 per share as of September 30, 2022, and $0.35 per share as of December 27, 2021. There are significant judgments and estimates inherent in these valuations. These judgments and estimates include assumptions regarding its future operating performance, the stage of development of our product candidates, the timing and probability of a potential initial public offering or other liquidity event and the determination of the appropriate valuation methodology at each valuation date. The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and management uses significantly different assumptions or estimates, its stock-based compensation expense could be materially different.

Once a public trading market for its common stock has been established in connection with the completion of the merger, it will no longer be necessary for the Board to estimate the fair value of its common stock in connection with its accounting for granted stock options and restricted stock awards, as the fair value of its common stock will be determined based on the trading price of its common stock on Nasdaq.

Valuation Methodologies

Q32 used a hybrid of the probability-weighted expected returns method, or PWERM, and the Option Pricing Method, or OPM, when allocating enterprise value to classes of securities.

Under the PWERM, the value of an enterprise, and its underlying common stock are estimated based on an analysis of future values for the enterprise, assuming various outcomes. The value of the common stock is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes and the rights of each class of equity. The future values of the common stock under the various outcomes are discounted back to the valuation date at an appropriate risk-adjusted discount rate and then probability weighted to determine the value for the common stock.

The OPM treats common stock and preferred stock as call options on the enterprise’s equity value, with exercise prices based on the liquidation preferences of the preferred stock. Under this method, the common stock has value only if the funds available for distribution to stockholders exceed the value of the liquidation preferences at the time of a liquidity event. The Black-Scholes option pricing model is used to price the call option, and the model includes assumptions for the time to liquidity and the volatility of equity value.

The hybrid method is a blend of the PWERM and OPM, estimating the probability-weighted value across multiple scenarios and then using the OPM to estimate the allocation of value within one or more of those scenarios. When using the hybrid method, Q32 assumed three scenarios: an early initial public offering, or IPO, scenario, a late IPO scenario and a remain-private scenario. The IPO scenarios reflect an exit or liquidity event by means of a sale of common stock to the public where the estimated IPO price is based, in part, on a review of recent IPO information of comparable public companies at a similar stage to us at the time of their IPO. The comparable IPO companies considered for these scenarios consisted of biopharmaceutical companies at various stages of development ranging from discovery stage to completion of early-stage clinical trials. Additional comparable IPO companies at similar product development stages in the broader biopharmaceutical industry were also considered. We converted the estimated future value in an IPO to present value using a risk-adjusted discount rate. The equity value for the remain-private scenario was estimated using the discounted cash flow method or by back-solving to the price of recently issued preferred stock. In the remain-private scenario, value is allocated to our equity securities using the OPM. In the OPM, volatility is estimated based on the trading histories of selected guideline public companies. The relative probability of each scenario was determined based on an assessment of then-current market conditions and our expectations as to timing and prospects of an IPO.

Recently Issued and Adopted Accounting Pronouncements

A description of recently issued and certain recently adopted accounting pronouncements that have or may potentially impact Q32’s financial position and results of operations is included in Note 2 to Q32’s audited consolidated financial statements appearing elsewhere in this Current Report on Form 8-K.

Quantitative and Qualitative Disclosures About Market Risk

As of December 31, 2023 and 2022, Q32 had cash, cash equivalents, restricted cash, and restricted cash equivalents of $31.3 million, $49.5 million, respectively, which consisted of cash and money market funds. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these investments, an immediate 10% change in market interest rates would not have a material effect on the fair market value of Q32’s cash or cash equivalents.

All of Q32’s employees and operations are currently located in the United States. Q32 has, from time to time, engaged in contracts with contractors or other vendors in a currency other than the U.S. dollar. To date, Q32 has had minimal exposure to fluctuations in foreign currency exchange rates as the time period between the date that transactions are initiated, and the date of payment or receipt of payment is generally of short duration. Accordingly, Q32 believes it does not have a material exposure to foreign currency risk.

Inflation generally affects Q32 by increasing its cost of labor. Q32 does not believe that inflation had a material effect on its business, financial condition or results of operations during the years ended December 31, 2023 or 2022.